U.S. SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549

                                      FORM 4

                     STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

      Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
         Section 17(a) of the Public Utility Holding Company Act of 1935 or
                 Section 30(f) of the Investment Company Act of 1940


( ) Check this box if no longer subject to Section 16, Form 4 or Form 5 obligations may continue. SEE Instruction 1(br).

(Print or Type Responses)
________________________________________________________________________________
1.  Name and Address of Reporting Person*

    WEILAND          WILLIAM               A
    (Last)           (First)            (Middle)
- ------------------------------------------------------------------------------
    521 EAST ALLMAN
                     (Street)
- ------------------------------------------------------------------------------
    MEDFORD             WI              54451
    (City)           (State)            (Zip)
________________________________________________________________________________
2.  Issuer Name and Ticker or Trading Symbol

    MID-WISCONSIN FINANCIAL SERVICES, INC.
________________________________________________________________________________
3.  IRS or Social Security Number of Reporting Person (Voluntary)

    ###-##-####
________________________________________________________________________________
4.  Statement for Month/Year

    JANUARY 2003
________________________________________________________________________________
5.  If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

    [ ] Director                             [ ] 10% Owner
    [X] Officer (give title below)           [ ] Other (specify below)
        SECRETARY/TREASURER
________________________________________________________________________________
7.  Individual or Joint/Group Filing (Check Applicable Line)

    [X]Form filed by One Reporting Person
    __ Form filed by More than One Reporting Person
________________________________________________________________________________

(PAGE>
================================================================================
Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
================================================================================

                                                                                       5.
                                                                4.                     Amount of        6.              7.
                               2A.                3.            Securities Acquired    Securities       Ownership       Nature of
1.           2.                Deemed             Transaction   (A) or Disposed        Beneficially     Form:           Indirect
Title of     Transaction       Execution          Code          of (D)                 Owned Following  Direct (D)      Beneficial
Security     Date              Date, if any       (Instr. 8)    (Instr. 3, 4, and 5)   Reported         or Indirect     Ownership
(Instr. 3)   (Month/Day/Year)  (Month/Day/Year)   -----------------------------------  Transactions     (I)(Instr. 4)   (Instr. 4)
                                                   Code   V     Amount (A)or(D) Price  (Instr. 3 & 4)
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                                                                                2716              D
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                        SELF-
                                                                                                                        DIRECTED
COMMON STOCK                                                                                 480              I         IRA
-----------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*If the form is filed by more than one reporting person, see Instruction
4(b)(v).

                                                                      (OVER)

===============================================================================
  Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)
===============================================================================

                                                                                                          9.
                                                                                                          Number    10.
                                                                                                          of        Owner-
                                                                                                          Deriv-    ship
                                                                                                          ative     Form
                  2.                                                                                      Secur-    of
                  Conver-                          5.                            7.                       ities     Deriv-  11.
                  sion                             Number of                     Title and Amount         Bene-     ative   Nature
                  or               3A.             Derivative   6.               of Underlying    8.      ficially  Secur-  of
                  Exer-            Deemed  4.      Securities   Date             Securities       Price   Owned     ity;    In-
                  cise     3.      Exec-   Trans-  Acquired (A) Exercisable and  (Instr. 3 and 4) of      Follow-   Direct  direct
                  Price    Trans-  cution  action  or Disposed  Expiration       ---------------- Deriv-  ing       (D) or  Bene-
1.                of       action  Date    Code    of (D)       (Month/Day/Year)           Amount ative   Reported  In-     ficial
Title of          Deriv-   Date    if any  (Instr. (Instr. 3,   ----------------           or     Secur-  Trans-    direct  Owner-
Derivative        ative    (Month/ (Month/ 8)      4 and 5)     Date     Expira-           Number ity     action(s) (I)     ship
Security          Secur-   Day/    Day/    ------  ------------ Exer-    tion              of     (Instr. (Instr.   (Instr. (Instr.
(Instr. 3)        ity      Year)   Year)   Code V   (A)    (D)  cisable  Date    Title     Shares 5)      4)        4)      4)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                 COM-
STOCK OPTION                                                                     MON
RIGHT TO BUY      26.00    4-21-99                              (1)      12-31-03STOCK     358             358        D
                                                                                 COM-
STOCK OPTION                                                                     MON
RIGHT TO BUY      28.25    1-12-00                              (2)      12-31-10STOCK     340             340        D
                                                                                 COM-
STOCK OPTION                                                                     MON
RIGHT TO BUY      25.50    1-2-01                               (3)      12-31-11STOCK     384             384        D
                                                                                 COM-
STOCK OPTION                                                                     MON
RIGHT TO BUY      26.63    1-2-02                               (4)      12-31-12STOCK     379             379        D
                                                                                 COM-
STOCK OPTION                                                                     MON
RIGHT TO BUY      28.13    1-2-03                               (5)      12-31-13STOCK     411             411        D

Explanation of Responses:
#1.Exercisable between January 1, 2003 and December 31, 2003. #2.Exercisable between July 12, 2000 and December 31, 2010. #3.Exercisable between July 2, 2001 and December 31, 2011. #4.Exercisable between July 2, 2002 and December 31, 2012. #5.Exercisable between July 2, 2003 and December 31, 2013.


                           /s/ William A Weiland                     01-03-03
                           **Signature of Reporting Person           Date





**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not Required to respond unless the form displays a currently
valid OMB Number                                                         Page 2